Exhibit 4.1

FORM OF TERM NOTE

April 27, 2015	New York, New York

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD., a Nevada corporation (“Borrower”), for value received, hereby unconditionally promises to pay to ____________________ or its registered assigns (“Lender”), the principal sum of [●] MILLION DOLLARS ($[●].00) of Term Loans under the Credit Agreement described below, together with all accrued and unpaid interest thereon at the time and manner specified therein. Terms are used herein as defined in the Credit Agreement, dated as of April 27, 2015 (as amended, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower and Lender.

This Note is the “Term Note” referred to in the Credit Agreement and is issued pursuant to and evidences Term Loan under the Credit Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of the Borrower. Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Credit Agreement. The Credit Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the borrowing and prepayment of amounts upon specified terms and conditions.

The holder of this Note is hereby authorized by the Borrower to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to Term Loan provided to the Borrower by the Lender under the Credit Agreement, and the payment thereof. Failure to make any notation, however, shall not affect the rights of the holder of this Note or any obligations of the Borrower hereunder or under any other Loan Document.

Time is of the essence of this Note. The Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity. In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under applicable law. If any such excess amount is inadvertently paid by the Borrower or inadvertently received by the holder of this Note, such excess shall be returned to the Borrower or credited as a payment of principal, in accordance with the Credit Agreement. It is the intent hereof that the Borrower not pay or contract to pay, and that holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under applicable law.

Anything herein to the contrary notwithstanding, the liens and security interests securing the obligations evidenced by this Note, the exercise of any right or remedy with respect thereto, and certain of the rights of the holder hereof are subject to the provisions of the Intercreditor Agreement dated as of April 27, 2015 (as amended, restated, supplemented, or otherwise modified from time to time, the “Intercreditor Agreement”), by and among Lender and the other lenders party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and this Note, the terms of the Intercreditor Agreement shall govern and control.

This Note shall be governed by the laws of the State of New York without giving effect to any conflict of law principles.

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IN WITNESS WHEREOF, this Note is executed as of the date set forth above.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD.

By:

Name:
Title:

Signature Page to Term Note